Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-232930 on Form S-4 of U.S. Ecology Parent, Inc. of our report dated February 28, 2019, relating to the consolidated financial statements of U.S. Ecology, Inc., and subsidiaries, and the effectiveness of U.S. Ecology, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of U.S. Ecology, Inc. for the year ended December 31, 2018, and to the reference to us under the heading “Experts” in the Joint Proxy Statement/prospectus, which is part of such Registration Statement.

/S/ DELOITTE & TOUCHE LLP

Boise, Idaho

August 30, 2019